Exhibit 10.2

SUPPORT AGREEMENT

August 26, 2007 (the “SA Effective Date”)

● (the “Shareholder”)

In consideration of United States Steel Corporation (“Parent”) and 1344973 Alberta ULC (“Sub” and collectively, the “Acquirors”) entering into an arrangement agreement dated the date hereof (the “Arrangement Agreement”) with Stelco Inc. (“Target”) and agreeing to participate in the plan of arrangement, attached as Exhibit A to the Arrangement Agreement pursuant to which the Acquirors will acquire all the outstanding shares of Target for $38.50 per share in cash (the “Transaction”), this support agreement (the “Agreement”) sets out the terms on which the Shareholder undertakes to support the Transaction and to take certain actions and do certain things in respect of the Transaction. For greater certainty, references hereto to the Transaction refer to the Arrangement and the plan of arrangement attached as Exhibit A to the Arrangement Agreement as of the date hereof, as each may be amended in accordance with the Arrangement Agreement, other than Section 1.1 of the Arrangement Agreement which may not be so amended.

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Arrangement Agreement. A copy of the Arrangement Agreement is attached as Schedule A to this Agreement.

1.	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Acquirors (and acknowledges that the Acquirors are relying upon such representations and warranties) that:

(a)	Schedule B hereto sets forth:

(i)	The Company Shares, Warrants and Options held of record or beneficially owned by the Shareholder on the date hereof (the “Owned Securities”);

(ii)	The Company Shares, Warrants and Options as to which the Shareholder has voting or dispositive power on the date hereof (the “Managed Securities” and, together with the Owned Securities, the “Securities”); and

(iii)	The names and addresses of the record and the direct beneficial owners or investment funds which are beneficial owners, if applicable, (“Owners”) of the Securities on the date hereof.

(b)	Any Company Shares, Options or Warrants as to which legal or beneficial ownership or the right to vote or the right of disposition is acquired by the Shareholder after the date hereof shall be considered to be “Securities” hereunder and shall be subject in all respects to this Agreement;

(c)	The Owned Securities constitute all of the Company Shares, Warrants and Options that are held of record or beneficially owned by the Shareholder on the date hereof;

(d)	The Managed Securities constitute all of the Company Shares, Warrants and Options over which the Shareholder has voting or dispositive power and the Shareholder has both voting and dispositive power over the Managed Securities on the date hereof;

(e)	Subject to any proxies or powers of attorney granted hereunder, the Shareholder has the sole voting and the sole dispositive power, and the sole power to agree to the matters set forth herein with respect to the Securities, and will continue to have the sole power to vote and dispose of the Securities at the time of any vote contemplated by this Agreement and at the time that either of the Acquirors (or, in the case of the Warrants or Options, the Target) acquires the Securities pursuant to the Plan of Arrangment;

(f)	Other than the Securities, no Company Shares or other securities of Target which by their terms are exercisable for or convertible into or exchangeable for Company Shares, are beneficially owned or controlled, directly or indirectly, by the Shareholder. The Owners identified on Schedule B have good title to the Owned Securities, free and clear of any and all Liens except for transfer restrictions imposed by applicable securities laws and, in the case of Shareholder Options, restrictions imposed by the Stock Option Plan. Such Owners will have good title to the Owned Securities (including Company Shares issued on the exercise of Warrants or Options) free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities laws and, in the case of Options, restrictions imposed by the Stock Option Plan) at the time that either of the Acquirors (or Target, in the case of the Warrants or Options) acquires the Owned Securities pursuant to the Plan of Arrangement;

(g)	This Agreement has been duly executed and delivered by the Shareholder, and, assuming the due authorization, execution and delivery by the Acquirors, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(h)	the Shareholder is a validly subsisting corporation and has all necessary corporate power and authority to execute and deliver the Agreement resulting from its acceptance hereof and to perform its obligations hereunder;

(i)	neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal, under any provision of any of the constating documents of the Shareholder or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, licence, agreement, lease, permit or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its properties or assets (including the Securities) may be bound, which breach or default could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement;

(ii)	require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Shareholder will undertake)), or permit, waiver, notification, authorization, exemption, registration, licence, consent or approval of, any Governmental Entity or any other Person; or

(iii)	subject to compliance with any approval or law contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets;

(j)	there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement. There is no order of any Governmental Entity against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement; and

(k)	the Shareholder has not previously granted or agreed to grant any power of attorney or attorney in fact, proxy or other right to vote in respect of the Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Securities except those which are no longer of any force or effect.

2.	Acquirors Representations and Warranties

The Acquirors hereby jointly and severally represent and warrant to the Shareholder (and each acknowledges that the Shareholder is relying upon such representations and warranties) that:

(a)	Parent is a corporation validly subsisting under the laws of Delaware;

(b)	Sub is an unlimited liability company validly subsisting under the laws of Alberta;

(c)	each of the Acquirors has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(d)	this Agreement has been duly executed and delivered by each of the Acquirors and, assuming the due execution and delivery by the Shareholder, is enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity.

3.	Voting Rights

(a)	The Shareholder hereby covenants and agrees with the Acquirors that between the date of this Agreement and the Expiry Date, the Shareholder shall not:

(i)	sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Securities (or permit any of the foregoing with respect to any of the Securities), other than the exercise of Warrants or Options in accordance with their terms for Company Shares that will become subject to this Agreement, or enter into any agreement, arrangement or understanding in connection therewith, provided that, the Shareholder may transfer Securities to a corporation or other entity directly or indirectly owned or controlled by the Shareholder or under common control with or controlling the Shareholder provided that (i) such transfer shall not relieve or release the Shareholder of or from its obligations under this Agreement, including, without limitation the obligation of the Shareholder to vote or cause to be voted all the Securities in favour of the Transaction, (ii) prompt written notice of such transfer is provided to Parent, (iii) the transferee agrees to be bound by the terms hereof pursuant to documentation approved in writing by the Acquiror in advance of such transfer and (iv) the transferee continues to be a corporation or other entity directly or indirectly controlling the Shareholder, owned or controlled by the Shareholder or under common control with the Shareholder at all times prior to the Expiry Date; or

(ii)	except as contemplated by this Agreement, grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or deposit (or permit to be deposited) the Securities into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of such Securities.

(b)	The Shareholder agrees that, until the Expiry Date, it shall not, and shall not authorize, instruct or knowingly permit any trustees, investment bankers, lawyers, accountants, consultants or other agents or advisors of such Shareholder to, directly or indirectly:

(i)	initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal;

(ii)	engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal;

(iii)	otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Third Party Proposal; or

(iv)	enter into a Contract with any Person relating to a Third Party Proposal.

(c)	The Shareholder hereby irrevocably covenants, undertakes and agrees, until the Expiry Date and regardless of whether a Third Party Proposal is made or whether the Board effects a Change of Recommendation:

(i)	to vote (or cause to be voted) all the Securities at any meeting of Target’s shareholders, or any adjournment thereof, and in any action by written consent of Target’s shareholders:

(A)	in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof);

(B)	against any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the Transaction (including for greater certainty, against:

(1)	any Third Party Proposal; or

(2)	any change in the capitalization of Target or the corporate structure or charter of Target) that has not been approved by the Acquirors; and

(C)	against any action that would result in any breach of any representation, warranty, covenant or agreement or any other obligation of Target in the Arrangement Agreement.

From the SA Effective Date to the Expiry Date, the Shareholder hereby appoints Parent as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest) for and on its behalf to execute a proxy appointing such person designated by Parent to attend and act on behalf of the Shareholder at any meeting of shareholders in respect of any of the matters referred to in this Section 3(c)(i) and to act on behalf of the Shareholder on every action or approval by written consent of Target’s shareholders in respect of such matters and, if pursuant to this power of attorney Parent has executed and not revoked a proxy in respect of such a meeting, then in such circumstances the Shareholder shall not be responsible for voting under this Section 3(c)(i). Parent shall advise the Shareholder upon executing or revoking any proxies, as applicable, in respect of the Shareholder;

(ii)	not to, without prior written consent of Parent, revoke any proxies executed and delivered pursuant to this Agreement;

(iii)	not to, without the prior written consent of Parent, requisition or join in the requisition of any meeting of Target’s shareholders for the purpose of considering any resolution with respect to any of the matters referred to in Section 3(c)(i);

(iv)	not to do anything to frustrate or hinder the consummation of the Transaction.

4.	Other Agreements, Acknowledgments and Covenants

(a)	The Shareholder agrees:

(i)	to the existence and factual details of this Agreement being set out in any information circular produced by Target in connection with the Transaction; and

(ii)	to this Agreement being available for inspection to the extent required by law.

(b)	The Shareholder shall not, and hereby agrees not to:

(i)	exercise any Dissent Rights and waives any rights of appraisal, or rights to dissent from the Transaction that the Shareholder may have;

(ii)	commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquirors or any of their respective subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the Arrangement Agreement or the consummation of the Transaction.

(c)	The Shareholder may exercise any Warrants or vested or accelerated Options owned or controlled by the Shareholder.

(d)	The Shareholder hereby covenants and agrees that, if requested in writing by Parent not less than seven Business Days prior to the record date of any meeting of Target’s shareholders in respect of any of the matters referred to in Section 3(c)(i), and the Shareholder or the Owner is not the holder of record, the Shareholder will cause any Securities to be registered in the name of the Shareholder, or the Owner, as applicable, on or prior to the record date of such meeting.

5.	Change in Nature of Transaction

(a)

In the event that Parent and its counsel determine that it is necessary or desirable to proceed with an alternative transaction structure (an “Alternative Transaction”) that (a) does not have negative financial consequences to the

Company and its Subsidiaries in any material respect, would provide Shareholders, Optionholders and Warrantholders with cash consideration not less than the cash consideration per security receivable under Section 1.13 of the Arrangement Agreement and would provide for the acquisition of all of the outstanding Company Shares, Options and Warrants; (b) would reasonably be expected to be completed prior to the Outside Date; and (c) is otherwise on terms and conditions no more onerous in any material respect than the Arrangement and the Arrangement Agreement, the Shareholder shall support the completion of the Alternative Transaction, including in the case of a take-over bid, tendering the Securities to the offer made by Parent or any of its affiliates (and not withdrawing the Securities prior to the expiry of the bid).

(b)	If any Alternative Transaction involves a meeting or meetings of Target’s shareholders, the Shareholder shall vote all Securities in favour of any matters necessary or ancillary to the completion of the Alternative Transaction.

(c)	The Shareholder hereby appoints Parent as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest), to execute a proxy appointing such person designated by Parent to attend and act on behalf of the Shareholder at any meeting or meetings held in connection with such Alternative Transaction and to act on behalf of the Shareholder on every action or approval by written consent of Target’s shareholders in respect of such Alternative Transaction, and if pursuant to this power of attorney Parent has executed and not revoked a proxy in respect of a meeting, which proxy has been accepted by Target, then in such circumstances the Shareholder shall not be responsible for voting under Section 5(b). Parent shall advise the Shareholder upon executing any proxies in respect of such Shareholder.

(d)	In the event of any proposed Alternative Transaction, the references in this Agreement to the Transaction shall be deemed to be changed to “Alternative Transaction” and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

6.	Termination

This Agreement and the obligations of the Shareholder set out in this Agreement and any power of attorney or proxy granted hereby shall terminate upon the earliest of:

(a)	the termination of the Arrangement Agreement in accordance with its terms;

(b)	the Effective Time of the Transaction; or

(c)	the Outside Date as set forth in the Arrangement Agreement, which for the avoidance of doubt, cannot be later than April 30, 2008.

(such earliest date being the “Expiry Date”), provided that the Shareholder shall be responsible and shall remain liable for any breach of this Agreement by such Shareholder occurring prior to the termination of this Agreement. For the avoidance of doubt, the Shareholder acknowledges and agrees that the obligations of the Shareholder hereunder shall continue in full force and effect in the event that the Board or the Special Committee effects a Change of Recommendation pursuant to the Arrangement Agreement or otherwise withdraws or modifies its approval to the transactions contemplated by the Arrangement Agreement or accepts a Third Party Proposal (however, such obligations shall terminate on the Expiry Date).

7.	Miscellaneous

(a)	If the Shareholder or any of its directors, officers or employees is also a director, officer or employee of Target or any of its Subsidiaries, the Acquirors agree and acknowledge that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of Target and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers or employees in his or her capacity as a director, officer or employee of Target or any of its Subsidiaries.

(b)	The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(c)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(d)	Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

(e)	This Agreement (including the schedules attached to this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

(f)	Any provision in this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder and the Acquirors or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

(g)	Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Acquirors and the Shareholder agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(h)	Each of the Acquirors and the Shareholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(i)	All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(i)	If to the Acquirors, at:

United States Steel Corporation

600 Grant Street

Pittsburgh, Pennsylvania 15219

Attention:	James D. Garraux
Facsimile:	412.433.1121

With a required copy (which shall not be deemed notice) to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place

Box 50

Toronto, Ontario M5X 1B8

Attention:	Donald C. Ross
Facsimile:	416.862.6666

With a required copy (which shall not be deemed notice) to:

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

301 Grant Street

Pittsburgh, PA 15219

Attention:	Marlee S. Myers
Facsimile:	412.560.7001

(ii)	If to the Shareholder at:

●

Attention:	●
Facsimile:	●

with a copy to:

●

Attention:	●
Facsimile:	●

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(j)

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k)	The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except by the Shareholder as set forth and to the extent permitted in Section 3(a)(i) and except that either Acquiror may, upon giving notice to the Shareholder, assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate provided such affiliate is also an assignee under the Arrangement Agreement, without reducing its own obligations hereunder, without the consent of the Shareholder.

(l)	All representations, warranties and covenants contained in this Agreement on the part of each of the parties shall survive the Effective Date, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Securities and the payment of the consideration for the Securities pursuant to the terms of the Plan of Arrangement.

(m)	This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating to this Agreement. The parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(n)	The parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(o)	Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, including, any such laws, regulations or requirements in respect of the Circular, the Shareholder shall not make any public announcement or statement with respect to this Agreement or the Transaction without the prior written approval of Parent.

(p)	The Shareholder recognizes and acknowledges that this Agreement is an integral part of the Transaction, that Parent would not enter the Arrangement Agreement unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause the Acquirors to sustain injury for which they would not have an adequate remedy at law for monetary damages. Therefore, the parties agree that in the event of any such breach, the Acquirors shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(q)	The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

(r)	This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

This Agreement has been agreed and accepted on the SA Effective Date.

UNITED STATES STEEL CORPORATION

By:
Name: James D. Garraux
Title: General Counsel & Senior Vice President

1344973 ALBERTA ULC

By:
Name: James D. Garraux
Title: Vice President

Signature Page to Support Agreement

●

By:
Name:
Title:

Signature Page to Support Agreement

SCHEDULE A

ARRANGEMENT AGREEMENT

(see attached)

SCHEDULE B

SECURITIES

SHAREHOLDER	TOTAL SHARES	DETAILS OF WHETHER SHARES REGISTERED, BENEFICIAL OR CONTROLLED	WARRANTS (Specify whether registered, beneficial or controlled)	OPTIONS (Specify whether registered, beneficial or controlled)
●	●	●	●	●